April 28, 2000

Geneve Corporation
96 Cummings Point Road
Stamford, CT  06902

Attention:  Steven B. Lapin, President
            David T. Kettig, Esq.

Gentlemen:

      Reference is made to the Preferred Stock Purchase Agreement (the "Agreement") entered into as of October 22, 1997, between The Aristotle Corporation (the "Company") and Geneve Corporation (the "Purchaser") pursuant to which, among other things, the Purchaser acquired shares of Series E Convertible Preferred Stock of the Company (the "Geneve Preferred Stock"); and to the Letter Agreement ("Letter Agreement") from the Company addressed to, and countersigned by, the Purchaser, dated February 9, 2000, pursuant to which Letter Agreement certain terms of the Agreement were amended.

      The Purchaser has advised the Company that it is desirous of purchasing additional shares of the Company's Common Stock and shares of the Company's Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, each of which Preferred Shares are convertible into shares of the Company's Common Stock (collectively, with the shares of Common Stock, referred to as "Common Stock Equivalents"). Pursuant to Section 6.01 of the Agreement, the Purchaser agreed not to purchase shares of Voting Securities or Convertible Securities, as defined in the Agreement, without receiving the consent of the Board of Directors of the Company.

      Please be advised that the Board of Directors of the Company, at a meeting held on March 9, 2000, has consented to the purchase by the Purchaser of shares of Common Stock Equivalents, either via normal brokers' transactions or otherwise in compliance with the Securities Act of 1933, provided, however:

      1. The number of Common Stock Equivalents owned of record and beneficially by the Purchaser shall not, without the prior consent of the Board of Directors of the


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April 28, 2000

            Company, exceed 51% of the total issued and outstanding shares of Common Stock Equivalents (i.e., shares of the Company's Common Stock and Preferred Stock);

      2. In effectuating any purchase of Common Stock Equivalents, the Purchaser shall not, directly or indirectly, adversely affect the Company's right to utilize any net operating loss carryforwards (i.e., the Purchaser shall not compromise the Company's rights to utilize its net operating loss carryforwards as currently permitted by Section 382 of the Internal Revenue Code of 1986 and the regulations pertaining thereto);

      3. All of the terms of the Agreement shall remain in full force and effect, including, without limitation, Section 5.05 ("Voting Agreements") of the Agreement, except (i) Paragraph No. 3 of the Letter Agreement is hereby amended by deleting the date "January 1, 2002" set forth in (A)(ii)(a) and (A)(ii)(b) thereof, and inserting the date "January 1, 2003" in lieu thereof, and (ii) to the extent as otherwise modified by the Letter Agreement and this letter; and

      4. The Purchaser acknowledges, by its signature below, its consent to, and agrees to be bound by, the terms set forth in this letter.

      If the foregoing is in conformity with your understanding and agreed to, please sign below where indicated.

                                          Very truly yours,

                                          THE ARISTOTLE CORPORATION


                                          By:   /s/ JOHN J. CRAWFORD
                                                --------------------------------
                                                John J. Crawford
                                          Its:  Chairman, President and
                                                Chief Executive Officer

The foregoing is in conformity with our understanding and agreed to as of this 28th day of April, 2000.

                                          GENEVE CORPORATION

                                          (Record Holder of the Geneve
                                          Preferred Stock)


                                          By:  /s/ STEVEN B. LAPIN
                                               ---------------------------------
                                               Steven B. Lapin
                                          Its: President